[LOGO]

                                                                     Exhibit 4.1

                            CHANGE IN TERMS AGREEMENT


 Borrower:  Allin Corporation, successor by name change to             Lender: S&T Bank
            Allin Communications Corporation; Allin Interactive                Main Office
            Corporation; Allan Digital Imaging Corp.; Allin                    800 Philadelphia St
            Corporation of California d/b/a Allin Consulting,                  Indiana, PA 15701
            successor by name change to Kent Consulting                        (800) 325-2265
            Group, Inc.; Allin Network Products, Inc.,
            successor by name change to Netright, Inc.; Allin
            Holdings Corporation; and Allin Consulting of
            Pennsylvania, Inc., successor by name change to
            KCS Computer Services, Inc.
            381 Mansfield Ave, Ste 400
            Pittsburgh, PA 15220-2751

==================================================================================================

              Principal Amount: $5,000,000.00 Initial Rate: 5.750%
                        Date of Agreement: July 19, 2002

DESCRIPTION OF EXISTING INDEBTEDNESS. A revolving line of credit Promissory Note dated October 1, 1998, as amended, in the original maximum available principal amount of Five Million & 00/100 Dollars (5,000,000.00), together with a variable interest rate of S&T Bank Prime plus 1.000% per annum and a current maturity date of September 30, 2002.

DESCRIPTION OF COLLATERAL. Loan and Security Agreement, as amended, and UCC-1 Financing Statements filed on collateral, which is referenced hereby, and as is more fully described in the Loan and Security Agreement dated October 1,1998.

DESCRIPTION OF CHANGE IN TERMS. Extend the maturity date to September 30, 2003.

PROMISE TO PAY. Allin Corporation, successor by name change to Allin Communications Corporation; Allin Interactive Corporation; Allin Digital Imaging Corp.; Allin Corporation of California d/b/a Allin Consulting, successor by name change to Kent Consulting Group, Inc.; Allin Network Products, Inc., successor by name change to Netright, Inc.; Allin Holdings Corporation; and Allin Consulting of Pennsylvania, Inc., successor by name change to KCS Computer Services, Inc. ("Borrower") jointly and severally promise to pay to S&T Bank ("Lender"), or order, in lawful money of the United States of America, the principal amount of Five Million & 00/100 Dollars ($5,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT. Borrower will pay this loan on demand. Payment in full is due immediately upon Lender's demand. If no demand is made, Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on September 30, 2003. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning July 30, 2002, with all subsequent interest payments to be due on the same day of each month after that. Interest on this Agreement is computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Agreement is subject to change from time to time based on changes in an index which is Lender's Prime Rate (the "Index"). This is the rate Lender charges, or would charge, on 90-day unsecured loans to the most creditworthy corporate customers. This rate may or may not be the lowest rate available from Lender at any given time. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 4.75096 per annum. The interest rate to be applied to the unpaid principal balance of the Note will be at a rate of 1.000 percentage point over the Index, resulting in an initial rate of 5.75096 per annum. NOTICE: Under no circumstances will the interest rate on the Note be more than the maximum rate allowed by applicable law.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Agreement, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: S&T Bank, Main Office, 800 Philadelphia St, Indiana, PA 15701.

LATE CHARGE. After any default, and for so long as the default continues the loan will bear interest for each day at a rate which will be 2% higher than the effective rate at that time, but not higher than allowed by law.

DEFAULT. Borrower will be in default as per the attached Article VII.

LENDER'S RIGHTS. Upon default, Lender may, after giving such notices as required by applicable law, declare the entire unpaid principal balance on this Agreement and all accrued unpaid interest immediately due, and then Borrower will pay that amount. Upon default, including failure to pay upon final maturity, Lender, at its option, may also, if permitted under applicable law, increase the variable interest rate on this Agreement to 2.000 percentage points over the Index. The interest rate will not exceed the maximum rate permitted by applicable law. Lender may hire or pay someone else to help collect this Agreement if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law. If judgment is entered in connection with this Agreement, interest will continue to accrue on this Agreement after judgment at the interest rate applicable to this Agreement at the time judgment is entered.
This Agreement has been delivered to Lender and accepted by Lender in the Commonwealth of Pennsylvania. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of INDIANA County, the Commonwealth of Pennsylvania. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial In any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Agreement will be governed by, construed and enforced In accordance with federal law and the laws of the Commonwealth of Pennsylvania. This Agreement has been accepted by Lender In the Commonwealth of Pennsylvania.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Indiana County, Commonwealth of Pennsylvania.

RIGHT OF SETOFF. Borrower grants to Lender a contractual security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to Lender all Borrower's right, title and interest in and to, Borrower's accounts with Lender (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on this Agreement against any and all such accounts.

LINE OF CREDIT. This Agreement evidences a revolving line of credit. Advances under this Agreement may be requested orally by Borrower or by an authorized person. All oral requests shall be confirmed in writing on the day of the request. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender's office shown above. Borrower agrees to be liable for all sums either: (a) advanced in accordance with the instructions of an authorized person or (b) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Agreement at any time may be evidenced by endorsement on this Agreement or by Lender's eternal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Agreement if: (a) Borrower or any guarantor is in default under the terms of this Agreement or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Agreement; (b) Borrower or any guarantor ceases doing business or is insolvent; (c) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor's guarantee of this Agreement or any other loan with Lender; or (d) Borrower has applied funds provided pursuant to this Agreement for purposes other than those authorized by Lender.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligations) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non--signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

PRIOR NOTE. This Change in Terms is an amended and restated renewal of the Revolving Credit Note in the original principal amount of $5,000,000.00 from Allin Communications Corporation, Allin Interactive Corporation, Allin Digital Imaging Corp., Kent Consulting Group, Inc., Kent Consulting Group, Inc., Netright, Inc., Allin Holdings Corporation and KCS Computer Services, Inc. to S&T Bank dated October 1, 1998. This Change in Terms is intended to amend and restate, and is not intended to be in substitution for or a novation of the Revolving Credit Note dated October 1, 1998.

LETTER OF CREDIT AVAILABILITY. In addition to the terms previously set forth in the Note, availability under the Note shall be reduced by the amount of any outstanding documentary or standby Letters of Credit issued for the Borrower's account. Also, any Letter of Credit issued for the Borrower which is presented for payment prior to the maturity date of this loan, shall be funded by an advance of funds from the line of credit as evidenced by the Note.

MISCELLANEOUS PROVISIONS. This Agreement is payable on demand. The inclusion of specific default provisions or rights of Lender shall not preclude Lender's right to declare payment of this Agreement on its demand. Lender may delay or forgo enforcing any of its rights or remedies under this Agreement without losing them. Each Borrower understands and agrees that, with or without notice to Borrower, Lender may with respect to any other Borrower (a) make one or more additional secured or unsecured loans or otherwise extend additional credit; (b) alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms any indebtedness, including increases and decreases of the rate of interest on the indebtedness; (c) exchange, enforce, waive, subordinate, fail or decide not to perfect, and release any security, with or without the substitution of new collateral; (d) apply such security and direct the order or manner of sale thereof, including without limitation, any nonjudicial sale permitted by the terms of the controlling security agreements, as Lender in its discretion may determine; (e) release, substitute, agree not to sue, or deal with any one or more of Borrower's sureties, endorsers, or other guarantors on any terms or in any manner Lender may choose; and (f) determine how, when and what application of payments and credits shall be made on any other indebtedness owing by such other borrower. Borrower and any other person who signs, guarantees or endorses this Agreement, to the extent allowed by law, waive presentment, demand far payment, protest and notice of dishonor. Upon any change in the terms of this Agreement, and unless otherwise expressly stated in writing, no party who signs this Agreement, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Agreement are joint and several. If any portion of this Agreement is for any reason determined to be unenforceable, it will not affect the enforceability of any other provisions of this Agreement.

CONFESSION OF JUDGMENT. BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR THE PROTHONOTARY OR CLERK OF ANY COURT IN THE COMMONWEALTH OF PENNSYLVANIA, OR ELSEWHERE, TO APPEAR AT ANY TIME FOR BORROWER AFTER A DEFAULT UNDER THIS AGREEMENT, AND WITH OR WITHOUT COMPLAINT FILED, AS OF ANY TERM, CONFESS OR ENTER JUDGMENT AGAINST BORROWER FOR THE ENTIRE PRINCIPAL BALANCE OF THIS AGREEMENT, ALL ACCRUED INTEREST, LATE CHARGES, AND ANY AND ALL AMOUNTS EXPENDED OR ADVANCED BY LENDER RELATING TO ANY COLLATERAL SECURING THIS NOTE TOGETHER WITH INTEREST ON SUCH AMOUNTS, TOGETHER WITH COSTS OF SUIT, AND AN ATTORNEY'S COMMISSION OF TEN PERCENT (10%) OF THE UNPAID PRINCIPAL BALANCE AND ACCRUED INTEREST FOR COLLECTION, BUT IN ANY EVENT NOT LESS THAN FIVE HUNDRED DOLLARS ($500) ON WHICH JUDGMENT OR JUDGMENTS ONE OR MORE EXECUTIONS MAY ISSUE IMMEDIATELY; AND FOR SO DOING, THIS AGREEMENT OR A COPY OF THIS AGREEMENT VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT. THE AUTHORITY GRANTED IN THIS AGREEMENT TO CONFESS JUDGMENT AGAINST BORROWER SHALL NOT BE EXHAUSTED BY ANY EXERCISE OF THAT AUTHORITY, BUT SHALL CONTINUE FROM TIME TO TIME AND AT ALL TIMES UNTIL PAYMENT IN FULL OF ALL AMOUNTS DUE UNDER THIS AGREEMENT. BORROWER HEREBY WAIVES ANY RIGHT BORROWER MAY HAVE TO NOTICE OR TO A HEARING IN CONNECTION WITH ANY SUCH CONFESSION OF JUDGMENT, EXCEPT ANY NOTICE AND/OR HEARING REQUIRED UNDER APPLICABLE LAW WITH RESPECT TO EXECUTION OF THE JUDGMENT, AND STATES THAT EITHER A REPRESENTATIVE OF LENDER SPECIFICALLY CALLED THIS CONFESSION OF JUDGMENT PROVISION TO BORROWER'S ATTENTION OR BORROWER HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL.

PRIOR TO SIGNING THIS AGREEMENT, EACH BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. EACH BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

THIS AGREEMENT IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS AGREEMENT IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER:

ALLIN CORPORATION, SUCCESOR BY NAME CHANGE TO ALLIN COMMUNICATIONS CORPORATION

By:  /s/ Dean C. Praskach_________________________________ (Seal)
         Dean C. Praskach, V P/Finance Sec./Treas. of Allin
         Corporation, successor by name change to Allin Communications
         Corporation

ALLIN INTERACTIVE CORPORATION

By:  /s/ Dean C. Praskach_________________________________ (Seal)
         Dean C. Praskach, V P/Finance Sec./Treas. of Allin
         Interactive Corporation

ALLIN DIGITAL IMAGING CORP.

By:  /s/ Dean C. Praskach_________________________________ (Seal)
         Dean C. Praskach, V P/Finance Sec./Treas. of Allin
         Digital Imaging Corp.

ALLIN CORPORATION OF CALIFORNIA D/B/A ALLIN CONSULTING, SUCCESSOR BY NAME CHANGE TO KENT CONSULTING GROUP, INC.

By:  /s/ Dean C. Praskach_________________________________ (Seal)
         Dean C. Praskach, V P/Finance Sec./Treas. of Allin
         Corporation of California d/b/a Allin Consulting, successor by name change to Kent Consulting Group, Inc.

ALLIN NETWORK PRODUCTS, INC., SUCCESSOR BY NAME CHANGE TO NETRIGHT, INC.

By:  /s/ Dean C. Praskach_________________________________ (Seal)
         Dean C. Praskach, V P/Finance Sec./Treas. of Allin
         Network Products Inc., successor by name change to Netright, Inc.

ALLIN HOLDINGS CORPORATION

By:  /s/ Dean C. Praskach_________________________________ (Seal)
         Dean C. Praskach, V P/Finance Sec./Treas. of Allin
         Holdings Corporation

ALLIN CONSULTING OF PENNSYLVANIA, INC. SUCCESSOR BY NAME TO KCS COMPUTER SERVICES, INC.

By:  /s/ Dean C. Praskach_________________________________ (Seal)
         Dean C. Praskach, V P/Finance Sec./Treas. of Allin
         Consulting of Pennsylvania Inc., successor by name change to KCS Computer Services, Inc.

                                   ARTICLE VII

                                    DEFAULTS

     7.1 Events of Default. An Event of Default means the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):

               (a) The Borrower shall fail to pay principal or interest on any Note when due or shall fail to pay any other fee, or other amount payable pursuant to this Agreement, any of the other Loan Documents and any other agreement, instrument, document or undertaking arising under or in connection with any of the Bank Debt, when due, and the default continues for fifteen (15) days after the day on which the payment is due; or

               (b) Any representation or warranty made by the Borrower or any guarantor under this Agreement, the Borrower's Data Report, the other Loan Documents or any statement made by the Borrower or any guarantor in any financial statement, certificate, report, exhibit or document furnished by the Borrower or any guarantor, as the case may be, to the Bank pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading as of the time when made; or

               (c) The Bank's security interest in the assets of the Borrower under this Agreement or any of the other Loan Documents is or shall become unperfected; except for the assets of Borrower currently located on cruise ships for which no representation of perfection has been made by Borrower; or

               (d) The Borrower or any guarantor shall be in default in the performance or observance of any other covenant, agreement or duty under this Agreement, or any of the other Loan Documents or any of the other agreements, instruments, documents or undertaking arising under or in connection with any of the Bank Debt, and such default shall not be remedied for a period of thirty
(30) days after written notice thereof by the Bank; or

               (e) The Borrower shall (i) default (as principal or guarantor or other surety) in any payment of any obligation (or set of related obligations) for borrowed money in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) beyond any period of grace with respect to the payment, or (ii) default in the observance of any other covenant, term or condition contained in any agreement, document or instrument, whether formerly, now or after the date of this Agreement existing between the Borrower and any other person, firm or entity if such breach would have a material adverse affect on the business, profits, assets or condition (financial or other) of the Borrower; or

               (f) A judgment for the payment of money or a writ or warrant of attachment, garnishment, execution, distraint or similar process shall have been entered or issued against the Borrower or any of its properties and shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

               (g) The indictment of the Borrower or any guarantor under any criminal statute, or commencement of criminal or civil proceedings against the Borrower or any guarantor pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of the Borrower or any guarantor;

               (h) A material adverse change shall have occurred in the assets, business, operations or financial condition of the Borrower or the Bank shall have determined that the prospect of payment or performance of any material covenant, agreement or duty under this Agreement, any of the Loan Documents or any of the other agreements, instruments, documents or undertakings arising under or in connection with any of the Bank Debt is impaired in any material respect; or

               (i) The Borrower shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business, shall make a general assignment for the benefit of creditors, or shall dissolve, wind-up or liquidate itself or any substantial part of its property, or shall take any action in furtherance of any of the foregoing; or

               (j)  A proceeding shall be instituted by or against the Borrower:
(i) seeking to have an order for relief entered in respect of the Borrower or seeking a declaration or entailing a finding that the Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to the Borrower or its assets or its debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or in the future in effect; or (ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for the Borrower or for all or any substantial part of its or their property.